Exhibit 10.13

                                LICENSE AGREEMENT

      THIS LICENSE AGREEMENT (this "Agreement"), dated as of April 28, 2005 is by and between Execute Sports, Inc., a Nevada corporation, (hereinafter referred to as "Licensee") and EagleRider, Inc. a California corporation (hereafter referred to as "Licensor").

                                   WITNESSETH:

      WHEREAS, Licensor is the legal and equitable owner, or licensee (with right to sublicense) of all rights identified on Schedule A, attached hereto and incorporated herein, including, without limitation, the name and logos owned by Licensor and any additional logos which may be developed by the parties hereto and appended to Schedule A from time to time (hereinafter referred to as the "Property"); and

      WHEREAS, Licensee desires to utilize the Property upon and in connection with the exclusive and non-exclusive manufacture, sale, distribution and promotion of the products listed on Schedule B, attached hereto and incorporated herein (each collectively hereinafter referred to as the "Licensed Article(s)").

      NOW THEREFORE, in consideration of the foregoing recitals (which are made a part of this Agreement), the mutual promises herein contained other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    License.

      a. Grant of License. Subject to the terms and conditions set forth herein. Licensor hereby grants to Licensee an exclusive license and right to utilize the Property in association with the manufacture, advertising, distribution and sale of Licensed Articles Worldwide (hereinafter referred to as the "Territory").

      b. b. Right to Sublicense. Licensee may, subject to consent of Licensor, which shall not be reasonably refused, have the right to sublicense any portion of the manufacture, advertising or sale to any third party, the rights granted to Licensee hereunder. However, any approved sublicense shall be subject to the terms of this Agreement, and Licensee shall remain liable for the full and timely performance of the obligation hereunder by all approved sub licensees.

      c. Distribution. Licensee may, subject to consent of Licensor, establish and determine any and all distribution channels for the Licensed Articles, which may include retail store sales, Internet sales, print catalogue sales, mail order sales, wholesale sales, tour programs established in connection with Licensor and/or its independent retailers or franchisees, mom & pop stores and all other sales outlets.

2.    Term

      a. Term of License. The initial term of this Agreement and the license granted hereunder (the "Initial Term") shall commence on the date first above written and, unless sooner terminated in accordance with the provisions hereof, shall remain in full force and effect until April 28, 2007. At the end of the Initial Term, if Licensee is not then in default under this Agreement, this Agreement may at the option of Licensee and Licensor be renewed for up to two additional two-year terms (each, a "Renewal Term"), upon written notice by Licensee prior to the expiration of any such term.

      b. Termination in Bankruptcy. Notwithstanding any provision herein to the contrary, if a petition in bankruptcy is filed by or against Licensee, or if Licensee becomes insolvent, or makes an assignment for the benefit of its creditors or any arrangement pursuant to any bankruptcy law, or if Licensee discontinues its business or if a receiver is appointed for it or its business, then, to the fullest extent permitted by law at the time of the occurrence, this Agreement and the license hereby granted shall automatically and

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            immediately terminate, without any notice or further action by either party being necessary. In the event this Agreement is terminated by operation of this Section 2(b) Licensee and its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have no right to further manufacture any Licensed Articles or any carton, container, packing or wrapping material, advertising, promotional or display material pertaining thereto, except upon the separate written consent and instruction of Licensor. Notwithstanding the above, any and all Licensed Articles or related goods in inventory and/or unfinished goods and packaging materials for which production is already underway at such time, may be completed and sold by, or on behalf of Licensee, subject to all other terms of this Agreement.

      c. Early Termination, This Agreement may be terminated at any time (i) by mutual written consent of Licensor and Licensee; (ii) at any time by Licensee upon thirty (30) days written notice to Licensor; or
            (iii) by either party for cause. For purpose of this Section 2, 'cause" shall be defined as any material breach by the other party of any of the terms or conditions of this Agreement, or any representations contained herein including, without limitation, failure by Licensee to timely make Royalty payments as required under Section 4 of this Agreement or failure by Licensee to obtain or maintain product liability insurance as required under Section 12(b) of this Agreement, which breach remains uncured thirty (30) days after written notice thereof to the breaching party. In the event Licensee elects to cease marketing Licensed Articles, Licensee shall immediately notify Licensor in writing of such election. This Agreement and the license granted hereunder shall automatically terminate thirty (30) days following the date on which Licensee notifies Licensor of its election to cease marketing Licensed Articles.

      d. Effect of Termination. Upon the termination of this Agreement, for any reason, the license granted under Section 1 shall terminate. In such event, Licensee shall cease using the Property and shall cease manufacturing, selling, distributing and advertising Licensed , Articles, except that, in the event this Agreement is terminated other than by Licensor for cause or by operation of Section 2(b) above, for a period of ninety (90) days following such termination, Licensee may continue using the Property solely for the purpose of disposing of Licensed Articles that were on hand or in the process of manufacture on the date Licensee received notice of such termination, subject to Licensee's timely payment of Royalties for such Licensed Articles. Upon the expiration of such ninety (90) day period, Licensee shall destroy all Licensed Articles not disposed of in accordance with this Section 2 (d). In addition, Licensee shall provide Licensor with a statement, signed by, a duly authorized officer of Licensee, verifying that Licensee has complied with the requirements of this Section 2(d). The termination of this Agreement shall not affect any obligation accruing or arising prior to the effective date of the termination.

3.    Approval of Licensed Articles and Advertising Materials.

      a. Pre-Production Submittal Approvals. Licensee shall submit to Licensor, at no additional cost to Licensor, four (4) pre-production samples of each proposed Licensed Article, together with the promotional or packaging material proposed by Licensee to be used with such Licensed Articles. Licensee shall not manufacture, advertise, market, sell, use or distribute any Licensed Articles or any promotional or marketing materials relating to the Licensed Articles before obtaining Licensor's written approval of all required pre-production submittals for each such item. Licensor agrees in good faith not to unreasonably withhold any such approval, and further agrees that in the event that it disapproves of any pre-production material, that it will promptly provide Licensee with written notice detailing any and all reasons for withholding such approval. In the event Licensor disapproves of any pre-production submittal, Licensee shall promptly work to modify such submittal to conform to the requirements of Licensor and shall re-submit such pre-production submittal to Licensor for review and approval, as set forth above. On the other hand, if Licensor fails to provide to Licensee of its written approval or disapproval of any pre-production submittal within twenty (20) days following Licensor's receipt thereof, such failure shall constitute a disapproval of the pre-production submittal.

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      b.    Production Submital Approval. Following Licensor's acceptance of all pre-production submittals, Licensee shall submit to Licensor, at no additional cost to Licensor, four (4) production samples of the Licensed Article as soon as such samples are reasonably available, for Licensor's approval. Licensee may manufacture, advertise, market, sell, use, and distribute Licensed Articles after submitting to Licensor production samples of such License Articles, provided that, upon Licensor's timely demand, Licensee shall immediately cease all manufacture, advertisement, marketing, sales, use and distribution of such Licensed Articles if Licensor disapproves the production samples. If Licensor fails to notify Licensee in writing of its disapproval of any production samples within twenty (20) days following Licensor's receipt thereof, such failure shall constitute a disapproval of the production submission.

      c. Advertising Submittal Approvals. Licensee shall submit to Licensor, at no additional cost to Licensor, three (3) samples or "mock-ups" of any advertising materials proposed to be used in connection with the Licensed Articles or using any of the Property. Licensee shall not display, reproduce, use or distribute any such proposed advertising materials before obtaining Licensor's approval of such materials. If Licensor fails to notify Licensee of its written approval or disapproval of any proposed advertising materials within twenty (20) days following Licensor's receipt thereof, such failure shall constitute a disapproval of any such advertising materials.

4.    License Fee and Royalties

      a. License Fee. Licensee shall pay to Licensor a one-time, non-refundable license fee of one thousand dollars $1,000 (the "License Fee"). The License fee shall be in addition to, and not in lieu of, the amounts payable as Royalties (as defined below) and shall not becredited toward such Royalties.

      b. Calculation of Royalty. In consideration of the license granted hereunder, Licensee shall pay Licensor a royalty (the "Royalty") in an amount of twelve percent (12%) of Licensee's Net Wholesale Sales Price for each Licensed Article sold to any third party. For purposes of this Agreement, "Net Wholesale Sales" shall mean the gross sales by Licensee and its affiliates of all Licensed Articles, sold pursuant to the Wholesale Price Lists for the Licensed Articles as determined by the Parties hereto, less trade discounts, actual returns and allowances. No costs incurred in the manufacture, sale, distribution or promotion of Licensed Articles shall be added, or deducted from any Royalty payable by Licensee. However, should Licensee derive any "handling profits" from the shipping and handling of Licensed Articles to third parties, then Licensee agrees to pay Licensor an additional royalty in the amount of 12% of such "handling profits." Furthermore, no deduction or adjustment shall be made in the computation of Net Sales for Licensee's uncollectible accounts. c. Licensor's Direct Purchase of Licensed Articles. Licensor shall have the right, from time to time, to purchase the Licensed Articles directly from Licensee for the purpose of resale through its own company-owned stores. Licensor may purchase any such Licensed Articles at the current listed price. Royalty for use of trademarks will be calculated and paid on any such purchase made by Licensor. Licensee will pay these royalties.

      d. Wholesale Price Lists. Prior to the sale of any Licensed Articles, and, at regular proposed Wholesale Price Lists pertaining to the Licensed Articles which shall be used for purposes of calculating the royalties due hereunder. Licensee shall not manufacture, advertise, market, sell, use or distribute any Licensed Articles before obtaining Licensor's written approval of such Wholesale Price Lists, which shall not be unreasonably withheld by Licensor. Licensor further agrees that in the event that it disapproves of any Wholesale Price List or otherwise disputes the proposed wholesale price of any Licensed Article stated thereon, that it will promptly provide Licensee with, written notice detailing any and all reasons for withholding such approval.

      e. Timing of Royalty Payments. The Royalty shall be calculated on Net Sales accruing to Licensee during each calendar quarter and shall be paid to Licensor within forty-five (45) days following the end of each calendar quarter during the Term of this Agreement. The Royalty shall be paid in U.S. dollars. Licensee's taxes, if any, including but not limited to sales, use, inventory, income and value added taxes on sales of Licensed Articles, shall be payable by Licensee and shall not be deducted from any Royalties due hereunder.

      f. Statements of Account. Within forty-five (45) days following the end of each calendar quarter, Licensee shall furnish Licensor with a complete and accurate statement showing the number, description, and wholesale sales price, permitted deductions from the wholesale sales price of each and every Licensed Article distributed and/or sold by Licensee, together with any returns made during such period. Such statements shall be furnished to Licensor whether or not any Licensed Articles were sold by Licensee during the previous calendar quarter. The receipt or acceptance by Licensor of any of the

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            statements furnished pursuant to this Agreement or of any Royalty payment hereunder (or the cashing of any Royalty checks paid hereunder) shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall rectified and appropriate payments made by Licensee within sixty (60) days thereafter. In the event Licensee mistakenly pays Licensor more than is due, Licensee may deduct its overpayment from any future Royalty payments.

5. Obligation to Maintain Records and Periodic Audits. During the Term of this Agreementand for a period of five (5) years thereafter, Licensee shall keep and maintain full, true and accurate books of account and other records containing specific information relating to Licensee's manufacture, use, distribution and sale of Licensed Articles, including any and all Wholesale Price Lists for the Licensed Articles all with sufficient particularity to permit the computation and verification of the amounts to be paid as Royalties hereunder. During the Term of this Agreement and for a period of five (5) years thereafter, Licensor or an agent or representative Licensor shall be permitted, upon prior written notice to Licensee of at least five (5) days, to audit, inspect and copy such books and records at Licensee's premises during normal business hours, to verify the accuracy of the Royalties paid to Licensor. Each such audit or inspection shall be at Licensor's expense, unless such audit or inspection reveals a deficiency of more than five percent (5%) in the payment of any Royalty, in which case Licensee shall reimburse Licensor for all expenses incurred by Licensor in connection with the audit or inspection (including but not limited to reasonable attorney's or accountants' fees), in addition to the amount of the deficiency.

6.    Quality Control Matters.

      a. Production Quality in General. Licensee shall at all times maintain the same quality in the Licensed Article and promotional and packaging materials relating thereto as produced in the examples approved by Licensor. The Licensed Articles shall conform to manufacturing standards previously agreed upon by Licensee and Licensor or established by Licensor from time to time.

      b. Quality Control Testing and Spot Checks. The Licensed Articles manufactured by Licensee pursuant to this Agreement shall be subject to such quality control testing procedures as have previously been delivered to Licensee or approved in writing by Licensor or may be delivered to Licensee by Licensor from time to time during the Term of this Agreement. In this connection, Licensee expressly covenants and agrees that it shall not ship any Licensed Article to any destination if any such Licensed Article fails the quality control testing procedures required hereunder. In addition, upon Licensor's reasonable request and at no additional cost to Licensor, Licensee shall supply Licensor with reasonable quantities of additional samples of the Licensed Articles and related promotional and packaging materials for off-site quality control inspection. c. Notification of Quality Control Problems. In the event that any Licensed Articles do not, in Licensor's reasonable discretion, meet the quality standards set forth in this Agreement or otherwise established by Licensor, in writing during the Term hereof, Licensor shall notify Licensee in writing of any such deficiencies, and Licensee shall immediately make its best efforts to repair or change such Licensed Articles to conform to such quality standards. If such conformity is not or cannot be reasonably attained, Licensee shall not permit further such Licensed Articles to be manufactured in such condition.

      d. Changes. If during the Term of this Agreement there is to be any changes in the Licensed Articles or the promotional or packaging material relating thereto after approval of production samples by Licensor, Licensee must comply with the procedures set forth in
            Section 3 above for such changed item before the item's manufacture, advertisement, marketing, sale, use or distribution.

7. Promotional Uses by Licensor. Provided that such Articles are purchased or otherwise obtained directly from Licensee, Licensor shall have and retain the right to distribute or utilize all of the Licensed Articles in connection with any sale, premium, giveaway or promotional arrangement, which retained right may be exercised by Licensor concurrently with the rights licensed to Licensee hereunder.
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8.    Acknowledgment of Ownership Rights. Licensee acknowledges that the
      Licensor's claim to the Property is valid and that Licensor and/or its licensors shall own all right, title and interest in the Property and any additional properties developed between these parties which are listed on Attachment "A" hereto or any subsequent addenda thereto. Licensee shall not directly or indirectly contest the validity of the Property either during the Term of this Agreement or after its termination or expiration. Licensee recognizes the great value of the publicity and goodwill associated with the Property and acknowledges that such goodwill exclusively belongs to Licensor and/or its franchisees, as the case may be. Licensee agrees to cooperate full and in good faith with Licensor for the purpose of securing and preserving Licensor's (or any grantor of Licensor's) rights in and to the Property. Nothing contained in this Agreement shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Property. In the event Licensee acquires any rights to any of the Property (other than as expressly granted under this Agreement), Licensee agrees to assign, and hereby assigns, all such rights to Licensor, and Licensee agrees to execute any instruments requested by Licensor to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without additional consideration other than the mutual covenants and consideration set forth in this Agreement.

9.    Representations and Warranties of Licensor.

      a. Ownership of Licensed Rights. Licensor owns, or has the right to license the Property. Licensor has all requisite power and authority to grant the license to Licensee pursuant to this Agreement.

      b. No Known Infringement. There is no pending or, to the knowledge of Licensor, threatened claim or litigation against Licensor (nor, to the knowledge of Licensor, does there exist any basis therefor) contesting Licensor's ownership in, or right to use or license any of the Property in connection with the manufacture, distribution, use or sale the Licensed Articles.

      c. Binding Agreement. This Agreement, when executed and delivered by Licensor, shall constitute a valid and binding agreement, in accordance with its terms, except as limited by(i) bankruptcy, reorganization, insolvency and other laws affecting the enforcement of creditors' rights or contractual obligations generally and (ii) general principles of equity (whether the enforceability, of this Agreement is considered n a proceeding in equity or at law).

      d. No Violation. Neither the execution and delivery by Licensor of this Agreement nor the consummation of the transactions contemplated hereby is an event which, of itself or with the giving of notice or the passage of time or both, constitutes a violation of or will conflict with or result in any material breach of the terms, conditions or provisions of any judgment, law or regulation to which Licensor is subject; or of any agreement or instrument to which Licensor is a party or by which it is bound.

10.   Representations and Warranties of Licensee.

      a. Binding Agreement. This Agreement, when executed and delivered by Licensee, shall constitute a valid and binding agreement, enforceable upon Licensee in accordance with its terms, except as limited by (i) bankruptcy, reorganization, insolvency and other laws affecting the enforcement of creditors' rights or contractual obligations generally and (ii) general principles of equity (whether the enforceability of this Agreement is considered in a proceeding in equity or at law).

      b. No Violation. Neither the execution and delivery by Licensee of this Agreement nor the Consumption of the transactions contemplated hereby is an event which of itself or with the giving of notice or the passage of time or both constitutes a violation of or will conflict with or result in an material breach of the terms, conditions or provisions of any judgment, law or regulation to which Licensee is subject, or of any agreement or instrument to which Licensee is a party or by which it is bound.

11.   Infringement Actions.

      a. Defense of Third-Party Claims. In the event any third party asserts any demand, claim or cause of action against Licensee alleging that Licensee's use of any of the Property in accordance with the terms of this Agreement infringes the rights of such third party or otherwise constitutes an act of unfair competition against such third party, Licensee shall promptly, and in any event no later than fifteen (15) days following Licensee's receipt of such demand, claim or cause of action, notify Licensor of the demand, claim or cause of

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            action. Upon receipt of the above-described notice from Licensee,
            Licensor shall defend Licensee against the demand, claim or cause of action asserted by the third party. In connection therewith, Licensee shall assist and cooperate with Licensor the defense of any such action; provided, however. Licensor will bear all damages, costs and expenses. Including attorneys' fees, arising from all such legal proceedings, and shall reimburse Licensee for all damages, costs and expenses, other than attorneys' fees, incurred by Licensee in providing such assistance to Licensor.

      b. Pursuit of Third-Party Infringers. In the event Licensee believes that a third party is infringing the Property or is committing acts of unfair competition relating to any of the Property, Licensee shall promptly and in any event no later than fifteen (15) days following Licensee's discovery of such acts of infringement or unfair competition, notify Licensor of such infringement or acts of unfair competition. Licensor shall have the option, in its sole discretion, to take such action as such Licensor deems appropriate to stop such infringement or acts of unfair competition, including, but not limited to, filing a civil action against the party engaging in such infringement or unfair competition. Licensee shall cooperate with Licensor in any action or proceeding commenced by Licensor relating to any third party act of infringement or unfair competition and shall, at the request and expense of Licensor, join any such proceeding as a party. Licensee acknowledges that Licensor, in its sole discretion may settle or dismiss any such proceeding at any time. All damages, costs or other amounts recovered by Licensor as a result of any such action, claim or settlement shall be the sole property of Licensor.

      c. Effect of Infringement Actions on Royalty Obligations. The institution of any infringement action by or against Licensee with respect to the Property shall not affect Licensee's obligations to pay Royalties and to make quarterly reports to Licensor under
            Section 4 hereof.

12.   Indemnification.

      a. Indemnification of Licensor. Licensee shall indemnify and hold harmless Licensor, its officers, employees and representatives (the "Licensor Indemnities"), and hereby indemnifies and holds harmless such Licensor Indemnities, from and against all damages, claims, losses, expenses, costs, obligations and liabilities, including, without limitation, liabilities for attorneys' fees such items being hereinafter collectively reflected to as "Loss and Expense") suffered or incurred by a Licensor Indemnity directly or indirectly as a result of (i) an injury to or death of any person or persons directly or indirectly arising out of or resulting from any goods or services manufactured, finished, distributed, sold or offered by Licensee, its employees, agents or representatives, (ii) any damage to or loss of any property directly or indirectly arising out of or resulting from any goods or services manufactured, finished, distributed, sold or offered by Licensee, its employee, agents or representatives, (iii) any breach of any representation or warranty made by Licensee under this Agreement, or (iv) any failure by Licensee to perform or fulfill any of its covenants or agreements set forth in this Agreement or any agreement executed in connection herewith.

      b. Indemnification of Licensee. Licensor shall indemnify and hold harmless Licensee, its officers, employees and representatives (the "Licensee Indemnities"), and hereby indemnifies and holds harmless such Licensee Indemnities, from and against all damages, claims, losses, expenses, costs, obligations and liabilities, including, without limitation, liabilities for attorneys' fees such items being hereinafter collectively reflected to as "Loss and Expense") suffered or incurred by a Licensee Indemnity directly or indirectly as a result of (i) any alleged infringement of any copyright, trademark, trade secret or other intellectual property right held by any third party, directly or indirectly arising out of or resulting from any goods or services manufactured, finished, distributed, sold or offered by Licensee, its employees, agents or representatives,
            (ii) any breach of any representation or warranty made by Licensor under this Agreement, or (iv) any failure by Licensor to perform or fulfill any of its covenants or agreements set forth in this Agreement or any agreement executed in connection herewith.

      c. Liability Insurance. In support of its obligations under this Agreement, Licensee shall, during the Term of this Agreement and for period of six (6) months thereafter, maintain general liability insurance (which shall include product liability) underwritten by a Best A-rated insurer, which insurance shall have coverage limits of not less than one million U.S. dollars ($1,000,000) per occurrence for death or personal injury, one million U.S. dollars ($1,000,000) per occurrence for property damage, and two million U.S. dollars ($2,000,000) aggregate liability per year. Within thirty (30) days following the execution of this Agreement, also within 30 days of the annual renewal term, and within thirty (30) days prior to the

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            beginning of each calendar year during the Term of this Agreement,
            Licensee will provide Licensor with a copy of its certificate(s) of insurance verifying the existence of the liability insurance required hereunder and of Licensee's compliance with the terms of this Section 13(c).

13.   Compliance with Applicable Laws.

      Licensee agrees that the Licensed Articles will be manufactured, sold, distributed, and promoted in accordance with all applicable Federal, State and local laws and that the policy of manufacture, sale, distribution and/or promotion by Licensee shall be of high standard and to the best advantage of the Property and that the same shall in no manner reflect adversely upon the good name or reputation of Licensor or the Property.

14.   Government Clearance and Export Matters.

      a. Government Clearance. Licensee shall, at its own expense, obtain any required governmental consents, approvals or clearances (including, without limitation, export and import licenses) required to make, have made, use, market, sell or distribute the Licensed Articles. Licensor agrees to cooperate with and to assist Licensee in any reasonable manner in applying for, obtaining or maintaining any such consents, approvals or clearances, all at Licensee's expense.

      b. Limitations on Export. This Agreement and the License shall be subject to all of the statutes and regulations of the United States controlling or relating to the export of products and other commodities.

15.   Proprietary Rights Notices.

      Licensee agrees that where commercially practicable, each Licensed Article and all packaging, advertising promotional or display materials employing the Property shall bear an appropriate trademark and/or copyright notice and any other legal notices Licensor may prescribe from time to time during the Term of this Agreement. If such notice cannot be placed directly on the Licensed Articles, then Licensee shall place such notice on all packaging, advertising and display materials used in connection with the Licensed Article.

16.   Additional Limitations on Sale of Licensed Articles.

      a. Agreement to Actively Sell Articles. Licensee agrees to diligently and continuously manufacture, sell, distribute and promote Licensed Articles and to make and maintain adequate arrangement for the distribution of the Licensed Articles. Licensee agrees to print and distribute at its own expense 30,000 EagleRider catalogues to licensors customers within the first 12 months of this agreement. In addition to all other remedies available to it hereunder, upon ninety (90) days written notice to Licensee, Licensor may remove from this Agreement any Property that is not diligently and continuously used by Licensee in the manufacture, sale, distribution and promotion of the Licensed Articles or class or category of Licensed Articles that is not diligently and continuously manufactured, sold, distributed and promoted by Licensee for a period of at least five (5) consecutive months. Licensor has the right to terminate this agreement at any time if Licensee is unable to supply franchises or Licensor with an adequate supply of merchandise within the trademark class 025 in a reasonable amount of time.

      b. Sales to Licensor. Licensee agrees to sell to Licensor such quantities of Licensed Articles as Licensor shall request at as low a price on as good terms as Licensee sells similar quantities of the Licensed Articles to the general trade.

17.   Miscellaneous.

      a. Entire Agreement. This Agreement, together with the Attachments hereto, constitutes the entire Agreement between the parties and supersedes and cancels any and all prior agreements, written or oral, between them relating. to the subject matter hereof; this Agreement may not be amended except in a writing signed by both of the parties hereto. Assignment. This Agreement may not be assigned without the prior written consent of

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      b.    Assignment. This Agreement may not be assigned without the prior written consent of each of the parties. c. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      d. Survival. The provisions of Sections 2(d), 4, 5, 6, 7, 8, 11, 12 and 15 shall survive the termination or expiration of this Agreement for any reason.

      e. Notices. Unless otherwise specified herein, all notices, demands and other communications that may be or are required to be given hereunder or with respect hereto shall be in writing and shall be given either by personal delivery, by overnight delivery service or by certified mail, return receipt requested, postage prepaid and shall be deemed to have been given or made when personally delivered, the next business day following the date such notice was sent by overnight delivery service, or three (3) days after the date such notice was deposited in the mail, as the case may be, and shall be addressed as follows:

            If to Licensor:

            EagleRider, Inc.
            11860 South La Cienega Blvd
            Hawthorne, CA 90250

            Attention: Chris McIntyre and/or Jeff Brown
            Phone: (310) 536-6777

            If to Licensee:

            Execute Sports, Inc.
            1284 Puerta Del Sol, Ste 150
            San Clemente, CA 92673
            Attention: Don Dallape
            Phone: (949) 498-5990

            Any party may change its address for purposes of notice pursuant to the Agreement by notifying the other parties of such change of address in the manner set forth above.

      f. Law Governing. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, without regard to the conflicts of law rules of such State.

      g. Arbitration of Disputes. In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration. The sole arbitrator shall be selected from the list by the American Arbitration Association ("AAA") following written request by any party hereto. If the parties hereto after notification of the other party(ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the list by all parties to such arbitration, then either party may request, in writing, AAA, appoint an arbitrator within ten (10) days following receipt of such request (the "Arbitrator"). The arbitration shall take place in the County of Los Angeles, California, at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator. Such arbitration shall be conducted in accordance with the Streamlined Arbitration Rules and Procedures of AAA. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction. In addition to its reasonable attorneys' fees, the prevailing party shall also be entitled to recover from the non-prevailing party its reasonable costs and expenses. The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance. All applicable rules of California law and Civil Procedure shall govern and in the event that any discovery dispute arises, either party may seek resolution and/or enforcement thereof by the Superior Court within the County where the Arbitration is conducted. Prior to the appointment of the Arbitrator, any party may seek a temporary restraining order or a preliminary injunction from the Orange County Superior Court, which shall be effective until the Arbitrator renders a final decision.

      h. Waiver of Provisions. The terms, covenants and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of the Agreement shall in no manner affect the right at a later date to enforce the same or to enforce any future compliance with or performance of any of the provisions hereof. No waiver by any party of any condition or other breach of any provision, term or covenant this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or the breach of any other provision, term or covenant of this Agreement.

      i. Captions. The captions of Sections of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

      j. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law effective during the Term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Further, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      k. Further Assurances. From time to time after the date hereof, Licensee and Licensors shall execute all such additional instruments, licenses and certificates and shall take all such other actions as Licensee or Licensors, as the case may be, may reasonably request in connection with the consummation of this Agreement and effecting the intent and purpose hereof.

      l. Relationship of Parties. Nothing in this Agreement, its provisions, or the transactions, obligations and relationships contemplated hereby shall, in and of itself, constitute any party to this Agreement as the agent, employee or legal representative for any other party hereto for any purpose what ever, nor shall any party to this Agreement hold itself out as such. This Agreement does not create and shall not be deemed to create a relationship of partners, joint ventures, associates or principal and agent between the parties hereto. Each of the parties acknowledges that it is acting as a principal hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LICENSOR:                                 LICENSEE:

EagleRider Inc.                           Execute Sports, Inc.
By Chris McIntyre                         By: Don Dallape